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                            EXHIBIT 11

                      DH TECHNOLOGY, INC. AND
                           SUBSIDIARIES
                 Computation of Net Income Per Share
                (In thousands, except per share data)


                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                         SEPTEMBER 30           SEPTEMBER 30
                                      ------------------     -----------------
                                         1995    1994           1995    1994
                                         ----    ----           ----    ----
Primary and fully diluted:*

Average shares outstanding              7,830    7,707         7,785   7,697

Net effect of dilutive stock
options and warrants based on
the treasury stock method using
average market price                      511      422           481     365
                                        -----    -----         -----   -----

Average common and common
equivalent shares outstanding           8,341    8,129         8,266   8,060

Net Income                             $2,656   $2,090        $7,518  $5,884

Per share (primary and fully diluted)
Net income per share                     $.32     $.26          $.91    $.73






  * There is no significant difference between primary and fully diluted earnings per share.


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